EXHIBIT 4.6

 EXECUTION COPY

FIRST AMENDMENT
TO
BA CREDIT CARD TRUST
 FOURTH AMENDED AND RESTATED TRUST AGREEMENT

THIS FIRST AMENDMENT TO THE BA CREDIT CARD TRUST FOURTH AMENDED AND RESTATED TRUST AGREEMENT, dated as of December 17, 2015 (this “Amendment”), is by and among BA CREDIT CARD FUNDING, LLC (“Funding”), as Beneficiary and Transferor, and WILMINGTON TRUST COMPANY, as owner trustee (the “Owner Trustee”), and is acknowledged and accepted by BA Credit Card Trust (the “Trust”).

WHEREAS, MBNA America Bank, National Association (“MBNA”) (as predecessor to FIA Card Services, National Association) and the Owner Trustee have heretofore created a statutory trust pursuant to the Delaware Statutory Trust Act by filing the Certificate of Trust with the office of the Secretary of State on May 4, 2001, and entering into a Trust Agreement, dated as of May 4, 2001 (as amended prior to May 24, 2001, the “Original Trust Agreement”);

WHEREAS, MBNA and the Owner Trustee have heretofore entered into an Amended and Restated Trust Agreement, dated as of May 24, 2001 (as amended prior to June 10, 2006, the “First Amended and Restated Trust Agreement”), which amended and restated the Original Trust Agreement;

WHEREAS, MBNA changed its name from MBNA America Bank, National Association to FIA Card Services, National Association (“FIA”), effective as of June 10, 2006, and FIA and the Owner Trustee have heretofore entered into a Second Amended and Restated Trust Agreement, dated as of June 10, 2006 (as amended prior to October 20, 2006, the “Second Amended and Restated Trust Agreement”), which amended and restated the First Amended and Restated Trust Agreement;

WHEREAS, FIA, as Beneficiary and Transferor under the Second Amended and Restated Trust Agreement, determined to substitute Funding in the place of FIA as the Beneficiary and Transferor under the Second Amended and Restated Trust Agreement, and, to give effect to such substitution, FIA and the Owner Trustee have heretofore entered into a Third Amended and Restated Trust Agreement, dated as of October 20, 2006 (as amended prior to October 1, 2014, the “Third Amended and Restated Trust Agreement”);

WHEREAS, Funding and the Owner Trustee have heretofore entered into a Fourth Amended and Restated Trust Agreement, dated as of October 1, 2014 (as amended, supplemented or otherwise modified, the “Trust Agreement”), which amended and restated the Third Amended and Restated Trust Agreement; and

WHEREAS, pursuant to Section 9.01 of the Trust Agreement, Funding and the Owner Trustee desire (a) to continue the Trust as a statutory trust under the Delaware Statutory Trust Act and (b) to amend the provisions of the Trust Agreement to change the fiscal year of the Trust.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.       Capitalized Terms.  Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed thereto in the Trust Agreement.

ARTICLE II

AMENDMENTS

Section 2.01.       Amendments to Section 2.10 of the Trust Agreement.

Section 2.10 of the Trust Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.10.       Fiscal Year.  The fiscal year of the Trust will end on the last day of December of each year, commencing in 2015.

ARTICLE III

MISCELLANEOUS

Section 3.01.       Conditions Precedent.  The amendments provided for by this Amendment shall become effective upon the satisfaction of the following conditions:

(a)       There shall have been issued a Master Trust Tax Opinion and an Issuer Tax Opinion (each as defined in the Indenture);

(b)       The Trust shall deliver to the Indenture Trustee and the Owner Trustee an Officer’s Certificate (as defined in the Indenture) to the effect that the Trust reasonably believes that this Amendment will not have an Adverse Effect (as defined in the Indenture) and is not reasonably expected to have an Adverse Effect at any time in the future; and

(c)       The Owner Trustee and Funding each shall have received counterparts of this Amendment, duly executed by the parties hereto.

Section 3.02.       Trust Agreement in Full Force and Effect as Amended.  Except as specifically amended or waived hereby, all of the terms and conditions of the Trust Agreement shall remain in full force and effect.  All references to the Trust Agreement in any other document or instrument among the parties hereto shall be deemed to mean such Trust Agreement as amended by this Amendment.  This Amendment shall not constitute a novation of the Trust Agreement but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and obligations of the Trust Agreement, as amended by this Amendment, as though the terms and obligations of the Trust Agreement were set forth herein.

Section 3.03.       Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purpose.

Section 3.04.       Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 3.05.       Counterparts.  This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

WILMINGTON TRUST COMPANY, as Owner Trustee

By:	/s/ Jeanne M. Oller
Name: Jeanne M. Oller
Title: Vice President

BA CREDIT CARD FUNDING, LLC, as Beneficiary and as Transferor

By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

[Signature Page to First Amendment to Fourth Amended and Restated Trust Agreement]

Acknowledged and Accepted:

BA CREDIT CARD TRUST

By:	BA Credit Card Funding, LLC, as Beneficiary on behalf of the Trust

By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

Acknowledged:

BANK OF AMERICA, NATIONAL ASSOCIATION, as successor by merger to FIA Card Services, National Association

By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

[Signature Page to First Amendment to Fourth Amended and Restated Trust Agreement]